Exhibit 10.2
SUBSCRIPTION ESCROW AGREEMENT
THIS SUBSCRIPTION ESCROW AGREEMENT (this “Escrow Agreement”), dated as of October 25, 2007, is entered into by and among Corporate Property Associates 17 – Global Incorporated, a Maryland corporation (the “Company”), Carey Financial, LLC, a Delaware limited liability company (“the Sales Agent”), and Wells Fargo Bank, National Association, as Escrow Agent (the “Escrow Agent”).
WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-11 (File No. 333-140842), containing a related preliminary prospectus, for the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”), and the regulations thereunder (the “Regulations”), the registration statement and any amendments thereto, and any registration statement related thereto filed under Rule 462(b) of the Securities Act are herein called the “Registration Statement.” Any prospectus relating to such Registration Statement and any amendments thereto are herein called the “Prospectus”;
WHEREAS, the Company proposes to offer and sell, on a best efforts basis through the Sales Agent and a group of selected dealers (each a “Selected Dealer,” collectively the “Selected Dealers”) and directly to a group of selected investment advisors (each a “Selected Investment Advisor,” collectively the “Selected Investment Advisors”) up to 200,000,000 shares of common stock of the Company pursuant to the Registration Statement (the “Offering”);
WHEREAS, the Company has sole discretion in determining whether to accept or reject any orders for the Shares;
WHEREAS, the Company, in compliance with the terms of the proposed offering described in the Registration Statement and Rule 15c2-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), proposes to establish an escrow account with the Escrow Agent for the deposit of payments for the Shares; and
WHEREAS, the Escrow Agent is willing to accept appointment as Escrow Agent only for the expressed duties outlined herein.
NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1. Proceeds to be Escrowed. On or before the first date of the Offering, the Company shall establish an escrow account with the Escrow Agent (the “Escrow Account”). The Sales Agent shall deliver, and shall cause each Selected Dealer or Selected Investment Advisor to directly or indirectly deliver, proceeds (the “Escrow Funds”) received from purchasers of the Shares (each an “Investor”) to the Escrow Agent by noon of the next business day after receipt by such party, and shall, upon receipt by the Escrow Agent, be retained in escrow by the Escrow Agent and invested as stated below. Funds delivered to the Escrow Agent may be in the form of checks payable to the Company and drawn on an account of an Investor, Selected Dealer or Selected Investment Advisor or wire transfer from the Sales Agent or certain Selected Dealers or Selected Investment Advisors identified to the Escrow Agent in writing by the Company or the Sales Agent. During the term of this Escrow Agreement, the Company shall cause all checks received by and made payable to it in payment for the Securities to be endorsed in favor of the Escrow Agent and delivered to the Escrow Agent within one (1) business day after receipt by the Company for deposit in the Escrow Account.
Escrow Agent shall have no duty to make any disbursement, investment or other use of Investor Funds until and unless it has received good and collected funds. In the event that any checks deposited in the Escrow Account are returned or prove uncollectible after the funds represented thereby have been released by the Escrow Agent, then the Company shall promptly reimburse the Escrow Agent for any and all costs incurred for such, upon request, and the Escrow Agent shall deliver the returned checks to the Company. The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder.
2. Identity of Subscribers. A copy of the Offering document is to be provided by the Company to the Escrow Agent and incorporated herein Exhibit A. The Company shall furnish to the Escrow Agent with each delivery of Investor Funds, a list of the Investors on whose behalf proceeds are delivered to the Escrow Agent, including the name, address, tax identification number, amount of Securities subscribed for and the amount paid. The information comprising the identity of Investors shall be provided to the Escrow Agent in the format set forth in the List of Investors, attached as Exhibit B, and only transmitted via a CTS Direct Link. All Escrow Funds so deposited shall not be subject to any liens or charges by the Company or the Escrow Agent, or judgments or creditors’ claims against the Company, until released to the Company as hereinafter provided. The Company understands and agrees that the Company shall not be entitled to any Investor Funds on deposit in the Escrow Account and no such funds shall become the property of the Company, or any other entity except as released to the Company pursuant to Section 3. The Escrow Agent will not use the information provided to it by the Company for any purpose other than to fulfill its obligations as Escrow Agent. The Company and the Escrow Agent will treat all Investor information as confidential. The Escrow Agent shall not be required to accept any Escrow Funds which are not accompanied by the information on the List of Investors.
3. Disbursement of Funds. (a) Upon receipt by the Escrow Agent of instructions signed by the Sales Agent and the Company, the Escrow Agent will from time to time as instructed by officers of the Sales Agent and the Company pay to the Company and/or to any other person designated in such instructions the Escrow Funds in accordance with such instructions. Such instructions also shall include the times and places at which such Escrow Funds are to be paid and the amount and method of payment. The Company shall give the Escrow Agent one business day advance oral notification of the contents of such instructions. The Escrow Agent shall remit interest earned on such Escrow Funds to Investors on whose behalf such Escrow Funds are deposited if, and only if, such Escrow Funds have been held by the Escrow Agent for at least twenty calendar days or more (the

“Escrow Interest”). Within fifteen calendar days after the date on which the Escrow Funds are paid to the Company or other designated person pursuant to the instructions described above, or as soon as practicable after such interest posts to the account if such interest has not posted to the account by such fifteenth calendar day, the Escrow Agent shall remit interest earned on such Escrow Funds to the Company.
If, and only if, such Escrow Funds have been held by the Escrow Agent for at least twenty calendar days or more, interest (“Escrow Interest”) will be paid to Investors on whose behalf such Escrow Funds were deposited as follows:
In the case of all Investors, its pro-rata share of interest earned on all Escrow Funds maintained in the Escrow Account based on the length of time its subscription payment has been held by the Escrow Agent, as recorded by the Company’s transfer agent, Phoenix American Financial Services, Inc. (the “Transfer Agent”). Such remission shall be made either directly to, or pursuant to written instruction received from the Sales Agent and the Company in a lump sum directly to the Investor.
Escrow Interest earned, but not payable to Investors pursuant to this Section 3(a) shall be paid to the Company, as instructed by the Company in writing.
The Escrow Agent will provide the Transfer Agent with the total Escrow Interest and the daily rate of interest for the Escrow Funds held in the Escrow Account. The Transfer Agent will generate the pro-rata share of Escrow Interest earned based upon the deposit date it has recorded for each Investor. The Transfer Agent will supply the Escrow Agent with the Escrow Interest allocated for each Investor.
     (b) If, during the period any Escrow Funds are held by the Escrow Agent, the Company determines that: (i) an Investor will not be issued Shares because the Company in its sole discretion determines to reject such Investor’s order, or (ii) a portion of an Investor’s order is rejected, the Company shall: (A) furnish the Escrow Agent with the name of such Investor and the amount of such Investor’s purchase price or portion thereof which must be returned, including wire transfer or check payment instructions and (B) direct the Escrow Agent to, and the Escrow Agent shall, return to such Investor or for the account of such Investor, within ten calendar days of the Escrow Agent’s receipt of such information, the amount of such Investor’s purchase price (including any Escrow Interest attributable to such amount) which must be returned.
4. Term of Escrow. The “Termination Date” shall be the earlier of (i) 60 days following subscription proceeds reaching $10 Million but in no event to exceed one year from the date of this Escrow Agreement provided that the Company may extend this date by 60 days upon written notice to the Escrow

Agent; provided however, that in all events this escrow shall terminate no later than the one year anniversary of the date of this Escrow Agreement; (ii) the date the Escrow Agent receives written notice from the Company that it is abandoning the sale of the Securities; (iii) the date the Escrow Agent receives notice from the Securities and Exchange Commission or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering document and has remained in effect for at least twenty (20) days or (iv) the date the Escrow Agent institutes an interpleader action. After the Termination Date the Escrow Agent shall not accept, any additional amounts representing payments by prospective Investors.
5. Conditions Requiring Return of Escrow Funds. In the event that subscription proceeds received by the Escrow Agent do not reach $10 million within 120 days from the start of the offering, Arizona, Maryland, Massachusetts, New York, Ohio and Pennsylvania investors will be notified by the Company and will have the right to have their investments returned to them. This requirement will continue for Arizona, Massachusetts, New York, Ohio and Pennsylvania investors for each 120 day period, up to one year, until subscription proceeds reach $10 million.
6. Duty and Liability of the Escrow Agent. The sole duty of the Escrow Agent shall be to receive Escrow Funds and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company is complying with requirements of this Escrow Agreement, the Offering or applicable law in tendering the Escrow Funds to the Escrow Agent. No other agreement entered into between the parties, or any of them, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be referred to herein or deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof, and the Escrow Agent’s rights and responsibilities shall be governed solely by this Escrow Agreement. The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of any Offering document or other agreement between the Company and any other party. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to reasonably act only as expressly set forth in this Escrow Agreement. Concurrent with the execution of this Escrow Agreement, the Company shall deliver to the Escrow Agent an authorized signers form in the form of Exhibit C-2 to this Escrow Agreement and the Sales Agent shall deliver to the Escrow Agent an authorized signers form in the form Exhibit C-2 to this Escrow Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Escrow Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult counsel of its own choice with respect to any question arising under this Escrow Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of loss. The Escrow Agent is acting solely as escrow agent hereunder and owes no duties, covenants or obligations, fiduciary or otherwise, to any other person by reason of this Escrow Agreement, except as otherwise stated herein, and no implied duties, covenants or obligations, fiduciary or otherwise, shall be read into this Escrow Agreement against the Escrow Agent.  In the event of any disagreement between any of the parties to this Escrow Agreement, or between any of them and any other person, including any Investor, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent is in reasonable doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such reasonable disagreement continues or such reasonable doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all reasonable doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. Notwithstanding the foregoing, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction and the Escrow Agent is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies. In the event that any controversy should arise with respect to this Escrow Agreement the Escrow Agent shall have the right, at its option, to institute an interpleader action in any court of competent jurisdiction to determine the rights of the parties. In no event shall the Escrow Agent be liable, directly or indirectly, for any special, indirect or consequential losses or damages of any kind whatsoever (including without limitation lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action. The parties agree that the Escrow Agent has no role in the preparation of the Offering documents, has not reviewed any such documents and makes no representations or warranties with respect to the information contained therein or omitted therefrom. The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the Offering documents or the issuance, offering or sale of the Securities. The Escrow Agent shall have no duty or obligation to monitor the application and use of the Escrow Funds once transferred to the Company, that being the sole obligation and responsibility of the Company.
7. Escrow Agent’s Fee. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit D, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company.
8. Investment of Proceeds. The Escrow Funds shall be deposited in the Escrow Account. The Escrow Agent is hereby directed to invest all funds received under this Escrow Agreement, in “Short-term Investments” (as defined below) and Escrow Agent is further authorized and Escrow Agent agrees to reinvest all earnings and interest derived therefrom in any of the Short-term

Investments specified below. In the absence of written direction from the Company, Escrow Funds will be invested in an interest bearing trust account of the Escrow Agent. Interest will be compounded daily and interest credited to the Escrow Account at least monthly.
“Short-term Investments” include short-term obligations of, or short-term obligations guaranteed by, the United States government or bank money-market funds comprised of these obligations or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation, including certificates of deposit of any bank acting as a depository or custodian for any such funds, including, without limitation, such certificates or instruments of the Escrow Agent, all of which instruments must be capable of being readily sold or otherwise disposed of for cash on or before the earlier of (i) the date that the $10 million is achieved, or (ii) the Expiration Date, without any dissipation of the offering proceeds invested.
The following securities are not permissible investments:
(a)	corporate equity or debt securities;

(b)	repurchase agreements;

(c)	bankers’ acceptances;

(d)	commercial paper;

(e)	municipal securities; and

(f)	money market funds other than bank money market accounts.
     All amounts earned, paid or distributed with respect to the Escrow Funds, whether interest, dividend, distributions or otherwise, shall become a part of the Escrow Account and shall be distributed pursuant to either Section 3 of this Agreement, as applicable.
The Company on the date of this Escrow Agreement shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate IRS forms W-9 or W-8 and other forms and documents that the Escrow Agent may reasonably request. The Company understands that if such tax reporting documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any interest or other income earned on the Escrow Funds pursuant to this Escrow Agreement.
The Company agrees to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on or with respect to any payment or other activities under this Escrow Agreement unless any such tax, addition for late payment, interest, penalties and other expenses shall be determined by a court of competent jurisdiction to have been caused by the Escrow Agent’s gross negligence or willful misconduct. The terms of this Section shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.
9. Notices. All notices, requests, demands, and other communications under this Escrow Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile/email transmission to the facsimile number/email address given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the

Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:
If to the Company:
Corporate Property Associates 17 – Global Incorporated
Attn: Susan C. Hyde
50 Rockefeller Plaza
New York, NY 10020
If to the Sales Agent:
Carey Financial, LLC
Attn: Louisa Quarto
50 Rockefeller Plaza
New York, NY 10020
If to Escrow Agent:
Wells Fargo Bank, National Association
666 Walnut Street, Third Floor
MAC N8200-034
Des Moines, IA 50309
Attention: Kristi Boyce, Corporate Trust & Escrow Services
Phone: (515) 245-8504
Fax: (515)245-8532
Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.
10. Indemnification of Escrow Agent: The Company hereby indemnifies and holds harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates unless such action, claim or proceeding is determined by a court of competent jurisdiction to be the result of the gross negligence or willful misconduct of the Escrow Agent. The terms of this Section shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.
11. Successors and Assigns. Except as otherwise provided in this Escrow Agreement, no party hereto shall assign this Escrow Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Escrow Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance any further act.
12. Governing Law; Jurisdiction. This Escrow Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.
13. Severability. In the event that any part of this Escrow Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Escrow Agreement shall remain in full force and effect.
14. Amendments; Waivers. This Escrow Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Escrow Agreement. The Company agrees that any requested waiver, modification or amendment of this Escrow Agreement shall be consistent with the terms of the Offering.
15. Entire Agreement. This Escrow Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.
16. Section Headings. The section headings in this Escrow Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Escrow Agreement.
17. Counterparts. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.
18. Resignation. The Escrow Agent may resign upon 60 days advance written notice to the parties hereto. If a successor escrow agent is not appointed within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent or interplead the Escrow Funds with such court, whereupon the Escrow Agent’s duties hereunder shall terminate.
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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed the day and year first set forth above.
Corporate Property Associates 17 – Global Incorporated

By:	/s/ Susan C. Hyde
Its:	Managing Director

Carey Financial, LLC

By:	/s/ Louisa H. Quarto

Its:	Executive Director

Wells Fargo Bank, National Association, as Escrow Agent

By:	/s/ Kristi J. Boyce

Its:	Vice President

Date:	10/25/2007

Exhibit A
Copy of Offering document
[To be attached]

Exhibit B
List of Investors
     Pursuant to the Escrow Agreement dated                     by and among Corporate Property Associates 17 – Global Incorporated (the “Company”), Carey Financial, LLC and Wells Fargo Bank, National Association (the “Escrow Agent”), the Company hereby certifies that the following Investors have paid money for the purchase of                     (the “Securities”), and the money has been deposited with the Escrow Agent:

1.	Name of Subscriber
Address
Tax Identification Number
Amount of Securities subscribed for
Amount of money paid and deposited with Escrow Agent

2.	Name of Subscriber
Address
Tax Identification Number
Amount of Securities subscribed for
Amount of money paid and deposited with Escrow Agent

Company:	Corporate Property Associates 17 – Global Incorporated
By:
Its:
Date:

EXHIBIT C-1
CERTIFICATE AS TO AUTHORIZED SIGNATURES
          Account Name: CPA:17 – Global Escrow Agreement
     Account Number:
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of Corporate Property Associates 17 – Global Incorporated and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of Corporate Property Associates 17 – Global Incorporated

Name / Title	Specimen Signature

Name	—
Signature

Title

Name	—
Signature

Title

Name	—
Signature

Title

Name	—
Signature

Title

EXHIBIT C-2
CERTIFICATE AS TO AUTHORIZED SIGNATURES
          Account Name: CPA:17 – Global Escrow Agreement
     Account Number:
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of Carey Financial, LLC and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of Corporate Property Associates 17 – Global Incorporated, a Maryland corporation.

Name / Title	Specimen Signature

Name	—
Signature

Title

Name	—
Signature

Title

Name	—
Signature

Title

Name	—
Signature

Title

Exhibit D
Escrow Agent Fees

Escrow Agent Acceptance and Administration Fee:	$5,000.00
Fees as they relate to Wells Fargo Bank acting in the capacity of Escrow Agent – includes creation and examination of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account.
Also includes ordinary administration services by Escrow Agent – includes daily routine account management; investment transactions; cash transaction processing (including wires and check processing); monitoring claim notices pursuant to the agreement; disbursement of the funds in accordance with the agreement; and mailing of trust account statements to all applicable parties.
Tax reporting is included for up to Five (5) entities. Should additional reporting be necessary, a $25 per reporting charge will be assessed.
This fee is Payable in advance, at the time of Escrow Agreement execution. Fee will not be prorated in case of early termination.
Should this Escrow Account be in existence for more than Twelve (12) months, an Annual Fee of $5,000.00 will be assessed.
Wells Fargo’s bid is based on the following assumptions:
•	Number of Escrow Accounts to be established: One (1)

•	Number of Deposits to Escrow Account: Not more than Three Hundred Fifty (350)

•	Number of Withdrawals from Escrow Fund: Not more than Five (5)

•	Term of Escrow: Not more than Ninety (90) days

•	ALL FUNDS WILL BE RECEIVED FROM OR DISTRIBUTED TO A DOMESTIC OR AN APPROVED FOREIGN ENTITY

•	IF THE ACCOUNT(S) DOES NOT OPEN WITHIN THREE (3) MONTHS OF THE DATE SHOWN BELOW, THIS PROPOSAL WILL BE DEEMED TO BE NULL AND VOID

Out-of Pocket Expenses:	At Cost
We only charge for out-of-pocket expenses in response to specific tasks assigned by the client. Therefore, we cannot anticipate what specific out-of-pocket items will be needed or what corresponding expenses will be incurred. Possible expenses would be, but are not limited to, express mail and messenger charges, travel expenses to attend closing or other meetings. There are no charges for indirect out-of- pocket expenses.
This fee schedule is based upon the assumptions listed above which pertain to the responsibilities and risks involved in Wells Fargo undertaking the role of Escrow Agent. These assumptions are based on information provided to us as of the date of this fee schedule. Our fee schedule is subject to review and acceptance of the final documents. Should any of the assumptions, duties or responsibilities change, we reserve the right to affirm, modify or rescind our fee schedule.